Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC.

ANNOUNCES PUBLIC OFFERING OF 4,500,000 SHARES

THE WOODLANDS, TX — May 2, 2016 — Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or the “Company”) announced today that, subject to market and other conditions, it intends to offer, subject to market and other conditions, 4,500,000 shares of its common stock, par value $0.01 per share, in an underwritten public offering. In connection with this offering, the Company expects to grant the underwriters a 30-day option to purchase up to 675,000 additional shares of common stock to cover any over-allotments. D.A. Davidson & Co. will serve as lead managing underwriter of the offering.

Mr. Paul Varello, Sterling’s CEO, intends to purchase $500,000 of common stock in this offering at the public offering price.

The Company intends to use the net proceeds of the offering for working capital, to repay indebtedness outstanding under the revolving loan portion of its equipment-based credit facility and for general corporate purposes.

The securities described above are being offered by the Company pursuant to a shelf registration statement which was filed with the Securities and Exchange Commission on April 4, 2014 and became effective on April 29, 2014. A preliminary prospectus supplement and the accompanying base prospectus describing the terms of the offering have been filed with the Securities and Exchange Commission and form part of the registration statement.

Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering can be obtained at the SEC's website at http://www.sec.gov or from D.A. Davidson & Co. at 8 Third Street North, Great Falls, MT 59401 or by calling (800) 332-5915.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Colorado, Arizona, California, Hawaii, and other states where there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:	Investor Relations Counsel:
Sterling Construction Company, Inc.	The Equity Group Inc.
Jennifer Maxwell Director of Investor Relations	Fred Buonocore 212-836-9607 Linda Latman 212-836-9609
281-951-3560